EXHIBIT 10.26


            BELOW IS A TRANSLATION OF A DOCUMENT RECEIVED IN CHINESE


Date:      Nov  16,  2001


To:        Arthur  Zheng
           President
           UltraCard  China,  Inc.
           1622  Nan  Jing  Xi  Lu,  391  Floor
           Shanghai

     Thank you for hosting the High Data Storage Card Demonstration at your office. We enjoyed the meeting. After reviewing your Company and the demonstration of your technology, we are prepared to move forward on a pilot program for the use of the UltraCard as an end to end solution for the Security Control System and additional application for gaming.

     To implement this pilot program we will purchase a minimum of two million (2,000,000) UltraCards and ten thousand (10,000) Reader/Writers for a price not to exceed fifteen-million dollars (US$ 15,000,000). This purchase order is subject to delivery of the UltraCards and the Reader/Writers, which conform to mutually agreeable specifications and testing, including 5 1/4 half-height Reader/Writer with USB interface, and triple read capability for the UltraCard.

     Hopefully we will be able to proceed a successful cooperation with your company.


                                             Sincerely,




                                             Yang  Yan
                                             President
                                             Shanghai G-Pro Technology Co., Ltd.


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